EXHIBIT 23.1

                 Accountants' Consent and Report on Schedule

          The Board of Directors
          Diagnostic/Retrieval Systems, Inc.:

          The audits referred to in our report dated May 18, 1995, included the related financial statement schedule for each of the years in the three-year period ended March 31, 1995, included in the Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

          We consent to the use of our reports included herein and to the references to our firm under the headings
          "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                        KPMG Peat Marwick LLP

          Short Hills, New Jersey
          November 29, 1995